IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Amendment No. 1, whether received by e-mail or otherwise received as a result of electronic communication, and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Amendment No. 1, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

Your Representations: You have been sent the attached Amendment No. 1 on the basis that you have confirmed to HSBC Bank plc, UBS Limited or the Exchange and Tabulation Agent, being the sender of the attached, that (a) you are a holder or a beneficial owner of any of (i) US$345,000,000 9.75% Loan Participation Notes due 2009 issued by Emerging Markets Structured Products B.V.; (ii) US$450,000,000 9.25% Loan Participation Notes due 2010 issued by Ukraine Issuance plc; and/or (iii) US$250,000,000 12.00% Loan Participation Notes due 2011 issued by Ukraine Issuance plc; (b) you are not a person to whom it is unlawful to send the attached Amendment No. 1 or to make an invitation under the Exchange Offer under applicable laws; and (c) that you consent to delivery by electronic transmission.

If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The Amendment No. 1 has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of HSBC Bank plc, UBS Limited or the Exchange and Tabulation Agent or any person who controls, or is a director, officer, employee or agent of HSBC Bank plc, UBS Limited or the Exchange and Tabulation Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Amendment No. 1 distributed to you in electronic format and the hard copy version available to you on request from HSBC Bank plc, UBS Limited or the Exchange and Tabulation Agent.

You are reminded that the attached Amendment No. 1 has been delivered to you on the basis that you are a person into whose possession the Amendment No. 1 may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Amendment No. 1 to any other person.

Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Canada, Japan, the Republic of Italy or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.

THE AMENDMENT NO. 1 MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

Amendment No. 1 dated 7 July 2009 to an Exchange Offer and Consent Solicitation
                          Memorandum dated 1 July 2009

This Amendment No. 1 amends, and should be read in conjunction with, the Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009 (the "Exchange Offer and Consent Solicitation Memorandum" and, as amended, the "Amended Exchange Offer and Consent Solicitation Memorandum"). The Amended Exchange Offer and Consent Solicitation Memorandum is made for and in respect of securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States that are different from the United States. Financial statements included and incorporated by reference in the Prospectus which is appended to the Exchange Offer and Consent Solicitation Memorandum have been prepared in accordance with International Financial Reporting Standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since each of the Existing Issuers and the New Notes Issuer and the Bank (each as defined below) are located outside the United States, and some or all of their officers, directors and commissioners are resident outside the United States. You may not be able to sue the Existing Issuers, the New Notes Issuer or the Bank or any of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court's judgment.

                        EXCHANGE OFFER TO THE HOLDERS OF
                    Emerging Markets Structured Products B.V.
  (a private company with limited liability incorporated under the laws of The
                                  Netherlands)
                            (the "2009 Notes Issuer")

    US$345,000,000 9.75% Loan Participation Notes due 2009 (the "2009 Notes")

            and listed on the official list of the SWX Swiss Exchange

Common Code: 027993044                                        ISIN: XS0279930449

                                       and

                              Ukraine Issuance plc

(a public company with limited liability incorporated under the laws of England and Wales)
   (the "2010/2011 Notes Issuer" and, together with the 2009 Notes Issuer, the
                               "Existing Issuers")

   US$450,000,000 9.25% Loan Participation Notes due 2010 (the "2010 Notes"); US$250,000,000 12.00% Loan Participation Notes due 2011 (the "2011 Notes" and,
together with the 2010 Notes, the "2010/2011 Notes" and, together with the 2009
                          Notes, the "Existing Notes")

           and listed on the official list of the Irish Stock Exchange

Common Code: 031181623                                ISIN: XS0311816234
Common Code: 037913952                        ISINs: XS0379139529 / US90372TAA51

                                CUSIP: 90372TAA5

                   each for the purpose of financing loans to
                     Closed Joint-Stock Company "ALFA-BANK"
                                  (the "Bank")

                                       For

       US$ Denominated 13.00% Amortising Loan Participation Notes due 2012
                                (the "New Notes")

                                    issued by

                              Ukraine Issuance plc
               as issuer of the New Notes (the "New Notes Issuer")

                                   ----------

                                 Dealer Managers

HSBC                                                         UBS INVESTMENT BANK

                                   ----------

This amendment ("Amendment No. 1") amends the Exchange Offer and Consent Solicitation Memorandum dated 1 July 2009 (the "Exchange Offer and Consent Solicitation Memorandum" and, as amended, the "Amended Exchange Offer and Consent Solicitation Memorandum") prepared in relation to the offer by the Bank (on behalf of the Existing Issuers and the New Notes Issuer) to Noteholders to exchange their Existing Notes for a combination of cash and New Notes (the "Exchange Offer") and the concurrent solicitation by the Bank (on behalf of the Existing Issuers and the New Notes Issuer) for consent to certain amendments of the conditions of the Existing Notes (the "Consent Solicitation"), in each case as more particularly described in the Exchange Offer and Consent Solicitation Memorandum.

Rationale for the Amendments

The amendments set out herein have been incorporated into the Exchange Offer to enable holders of Existing Notes that hold relatively small amounts of Existing Notes that were otherwise unable to participate in the Exchange Offer to participate therein. As a result of these amendments, the threshold for participation in the Exchange Offer for holders of the 2011 Notes and holders of the 2009 Notes who exchange prior to the 2009 Notes Early Exchange Deadline will be reduced from US$137,000 to US$117,000 and, with respect to holders of the 2010 Notes who exchange prior to the 2010 Notes Early Exchange Deadline, from US$118,000 to US$100,000.

The Early Exchange Deadline for each of the 2009 Notes and 2010 Notes is 4:00 p.m. (London time) on Tuesday, 14 July 2009. The Exchange Offer for each of the 2009 Notes and 2010 Notes expires at 4.00 p.m. (London time) on Tuesday, 21 July 2009. The Exchange Offer for the 2011 Notes expires at 4.00 p.m. (London time) on Tuesday, 14 July 2009. There is no Early Exchange Deadline for the 2011 Notes.

Amendments

The Exchange Offer and Consent Solicitation Memorandum is amended to the following effect:

(a) to amend the description of the New Notes solely to state that the minimum denomination of the New Notes shall be US$85,000 (instead of US$100,000) and integral multiples of US$1,000 in excess thereof;

(b) to reduce the Minimum Offer Amount required to participate in the Exchange Offer to provide that a Noteholder must validly offer for exchange sufficient Existing Notes such that the portion of the Applicable Consideration (as defined in the Exchange Offer and Consent Solicitation Memorandum) to be received by such Noteholder in the form of New Notes is equal to or more than US$85,000 (instead of US$100,000); and

(c) to add the following to the Pricing Illustration section set out at page 26 of the Exchange Offer and Consent Solicitation Memorandum:

The following table illustrates the Exchange Consideration for (i) a holder of 2009 Notes and a holder of 2011 Notes, in each case, who offers such 2009 Notes or 2011 Notes (as applicable) in a principal amount equal to US$117,000 and (ii) a holder of 2010 Notes who offers such 2010 Notes in a principal amount equal to US$100,000, none of whom could have participated in the Exchange Offer prior to Amendment No. 1.

                              Pricing Illustration

                     Assumed Settlement Date: 3 August 2009

Amount Outstanding       $345,000,000   $450,000,000     $250,000,000
Coupon                          9.75%          9.25%           12.00%
Maturity             22 December 2009   26 July 2010   11 August 2011
ISIN                     XS0279930449   XS0311816234    XS0379139529/
                                                         US90372TAA51

                          Early Exchange   Late Exchange   Early Exchange   Late Exchange   2011 Notes Exchange   2011 Notes Consent
                           Consideration   Consideration    Consideration   Consideration      Consideration        Consideration
                          --------------   -------------   --------------   -------------   -------------------   ------------------
Revised Pricing
   Illustration #1
Notional Amount Held        $  117,000      $   117,000      $  100,000      $   100,000         $  117,000          $   117,000
Cash per US$1,000           $   270.00      $      0.00      $   150.00      $      0.00         $   270.00          $    100.00
Cash Amount                 $31,590.00      $      0.00      $15,000.00      $      0.00         $31,590.00          $ 11,700.00
New Notes per US$1,000      $   730.00      $  1,000.00      $   850.00      $  1,000.00         $   730.00          $    900.00
Applicable New Notes        $85,410.00      $117,000.00      $85,000.00      $100,000.00         $85,410.00          $105,300.00
Consideration
   New Notes Amount         $85,000.00      $117,000.00      $85,000.00      $100,000.00         $85,000.00          $105,000.00
Cash Equivalent Amount      $   410.00      $      0.00      $     0.00      $      0.00         $   410.00          $    300.00
Accrued Interest Amount     $ 1,299.19      $  1,299.19      $   179.86      $    179.86         $ 6,708.00          $  6,708.00
Total Cash Amount           $33,299.19      $  1,299.19      $15,179.86      $    179.86         $38,708.00          $ 18,708.00
Total New Notes Amount      $85,000.00      $117,000.00      $85,000.00      $100,000.00         $85,000.00          $105,000.00

This Amendment No. 1, to be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum, constitutes an advertisement and does not comprise a prospectus for the purposes of EU Directive 2003/71/EC.

This Amendment No. 1 contains important information which should be read carefully in conjunction with the Exchange Offer and Consent Solicitation Memorandum. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice, including in respect of any tax consequences, immediately from your stockbroker, bank manager, accountant or other independent financial adviser.

Unless otherwise defined herein or the context otherwise requires, capitalised expressions used in this Amendment No. 1 shall have the meanings set out in the Exchange Offer and Consent Solicitation Memorandum.

Questions and requests for assistance in connection with the Exchange Offer and Consent Solicitation may be directed to HSBC Bank plc, attention: Liability Management on E-mail: liability.management@hsbcib.com / +1 888 HSBC 4LM (Toll
Free) / +1 212 525 5552 (Call collect) (New York) / +44 20 7991 5874 (London),
Facsimile: +44 (0)20 7992 4908 UBS Limited, attention: Liability Management Group on +44 (0) 20 7567 0525 and Lucid Issuer Services Limited, Attention:
Sunjeeve Patel / Yves Theis, E-mail: abu@lucid-is.com, Telephone: +44 20 7704 0880 / Facsimile: +44 20 7067 9098.